RenaissanceRe Holdings Ltd. Comments on Recent Hurricanes and Exposure to Certain Counterparties

Pembroke, Bermuda, October 1, 2008 -- RenaissanceRe Holdings Ltd. (NYSE: RNR) ("RenaissanceRe" or the "Company") today announced that it currently estimates that Hurricanes Gustav and Ike will have a combined net negative impact on the Company's third quarter results of approximately $275 million, with the majority of these estimated losses attributable to Hurricane Ike. Net negative impact includes the sum of estimates of net claims and claim expenses incurred, earned reinstatement premiums assumed and ceded, lost profit commissions and minority interest. This amount is based on management's estimates following a review of the Company's potential exposures and discussions with certain counterparties. Given the magnitude and recent occurrence of these events, delays in receiving claims data, the contingent nature of business interruption and other exposures, potential uncertainties relating to reinsurance recoveries and other uncertainties inherent in loss estimation, meaningful uncertainty remains regarding losses from these events. Accordingly, the Company's actual ultimate net losses from these events may vary materially from these preliminary estimates.

In connection with recently publicized developments in the financial markets, RenaissanceRe also commented on its exposure to several specific counterparties. RenaissanceRe has current direct holdings of fixed maturity securities issued by Lehman Brothers Holdings Inc. and its subsidiaries ("Lehman Brothers") of $8.7 million (par amount) within its fixed maturity investment portfolio. The Company has insignificant direct holdings of fixed maturity securities issued by American International Group, Inc. and its subsidiaries ("AIG") and Washington Mutual, Inc. and its subsidiaries ("WaMu") and has insignificant reinsurance recoverables and premiums receivable from AIG. The Company has no direct exposure to preferred or common shares issued by Lehman Brothers, AIG, WaMu, the Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac").

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company's business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by the Company's subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release as a result of new information or future events or developments. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the quarters ending March 31, 2008 and June 30, 2008.
INVESTOR CONTACT: Fred R. Donner Chief Financial Officer and Executive Vice President RenaissanceRe Holdings ltd. (441) 295-4513	MEDIA CONTACT: David Lilly or Dawn Dover Kekst and Company (212) 521-4800